Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter FY 2017 Earnings; Updates Guidance for FY 2017; Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--August 9, 2017--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $37.1 million, or $1.25 per diluted share, for the third quarter ended July 9, 2017, compared with $30.8 million, or $0.93 per diluted share, for the third quarter of fiscal 2016.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.99 in the third quarter of fiscal 2017 compared with $1.07 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 9, 2017	July 3, 2016	July 9, 2017	July 3, 2016
Diluted earnings per share from continuing operations – GAAP	$1.25	$0.93	$3.46	$2.72
Restructuring charges	0.04	0.15	0.12	0.14
Gains from refranchising	(0.30)	(0.01)	(0.43)	(0.02)
Operating earnings per share – Non-GAAP	$0.99	$1.07	$3.15	$2.84

Restructuring charges of $1.8 million, or approximately $0.04 per diluted share, were recorded during the third quarter of fiscal 2017, including $1.7 million related to the evaluation of potential alternatives with respect to the Qdoba® brand. These charges are included in “Impairment and other charges, net” in the accompanying condensed consolidated statements of earnings.

During the third quarter of fiscal 2017, the company took over 31 franchised Jack in the Box restaurants from an underperforming franchisee and incurred costs of $4.4 million, or approximately $0.10 per diluted share, related to these restaurants, which negatively impacted operating earnings per share. These costs are reflected in franchise revenue ($1.0 million), G&A ($2.4 million) and impairment ($1.0 million).

Lenny Comma, chairman and chief executive officer, said, “While same-store sales for both brands improved sequentially, our third quarter performance was below our expectations. Jack in the Box® same-store sales and transactions improved as we focused more of our advertising on value messages, but company restaurant margins were negatively impacted by higher labor and repairs and maintenance costs, and the return of commodity inflation. System same-store sales at Qdoba restaurants turned positive in the quarter, as guests responded favorably to menu innovation, including the launch of Fire-Roasted Shrimp. Company restaurant margins at Qdoba improved sequentially to over 16 percent in the quarter as we were able to manage labor costs more effectively.

"We continue to make significant progress on our Jack in the Box refranchising initiative, with the sale of 58 restaurants in the third quarter and 118 year-to-date. At the end of the quarter, we had signed non-binding letters of intent with franchisees to sell 63 additional restaurants."

Morgan Stanley & Co. LLC continues to assist the company's Board of Directors in its evaluation of potential alternatives with respect to Qdoba, as well as other ways to enhance shareholder value. There can be no assurance that the evaluation process will result in any transaction. The company has not set a timetable for completion of the evaluation process, and it does not intend to comment further unless a specific transaction is approved by the Board, the evaluation process is concluded, or it is otherwise determined that further disclosure is appropriate or required by law.

Increase/(decrease) in same-store sales*:

	12 Weeks Ended		40 Weeks Ended
	July 9, 2017 *	July 3, 2016	July 9, 2017 *	July 3, 2016
Jack in the Box:
Company	(1.6)%	(0.2)%	(0.9)%	(0.2)%
Franchise	0.1%	1.5%	1.5%	1.3%
System	(0.2)%	1.1%	0.9%	0.9%
Qdoba:
Company	(1.1)%	1.0%	(2.7)%	1.8%
Franchise	2.3%	0.1%	0.5%	1.3%
System	0.5%	0.6%	(1.2)%	1.6%

*Note: Due to the transition from a 53-week to a 52-week fiscal year, year-over-year fiscal period comparisons are offset by one week. The change in same-store sales presented in the 2017 columns uses comparable calendar periods to balance the one-week shift and to provide a clearer year-over-year comparison.

Jack in the Box system same-store sales decreased 0.2 percent for the quarter and lagged the QSR sandwich segment by 1.9 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended July 9, 2017. Included in this segment are 16 of the top QSR sandwich and burger chains in the country. Company same-store sales decreased 1.6 percent in the third quarter driven by a 4.4 percent decrease in transactions, partially offset by average check growth of 2.8 percent.

Qdoba same-store sales increased 0.5 percent system-wide and decreased 1.1 percent for company restaurants in the third quarter. Company same-store sales reflected a 2.8 percent decrease in transactions, partially offset by growth in catering sales and average check.

Consolidated restaurant operating margin, a non-GAAP measure1, decreased by 380 basis points to 18.1 percent of sales in the third quarter of 2017, compared with 21.9 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants, a non-GAAP measure1, decreased 320 basis points to 19.3 percent of sales. The decrease was due primarily to higher labor costs including wage inflation, as well as higher repairs and maintenance costs, an increase in food and packaging costs as a percentage of sales, and sales deleverage, which were partially offset by the benefit of refranchising activities in 2017. The increase in food and packaging costs as a percentage of sales resulted from commodity inflation of approximately 4.9 percent in the quarter, partially offset by favorable product mix changes and menu price increases. Restaurant operating margin for Qdoba company restaurants, a non-GAAP measure1, decreased 420 basis points to 16.4 percent of sales. The decrease was due primarily to sales deleverage, the impact of new restaurant openings, an increase in food and packaging costs, and the impact of wage inflation, which were partially offset by lower workers’ compensation costs. The increase in food and packaging costs as a percentage of sales was impacted by unfavorable product mix and commodity inflation of approximately 2.5 percent in the quarter, partially offset by a decrease in discounting.

Franchise margin, a non-GAAP measure1, as a percentage of total franchise revenues improved to 54.0 percent in the third quarter from 52.8 percent in the prior year quarter. The improvement was due primarily to higher franchise fees related to the sale of 58 company-operated Jack in the Box restaurants to franchisees in the third quarter, higher rental revenues and royalties related to the refranchising of 118 Jack in the Box restaurants in the second and third quarters of fiscal 2017, and to a decrease in franchise support and other costs. These increases were partially offset by decreases in rental revenues and royalties resulting from the acquisition of 50 franchise-operated Jack in the Box restaurants in the second and third quarters of fiscal 2017.

SG&A expense for the third quarter decreased by $4.4 million and was 10.7 percent of revenues as compared to 11.6 percent in the prior year quarter. Key items contributing to the decrease were the impact of the company's restructuring activities, a $3.5 million decrease in incentive compensation, a $2.1 million decrease in pension and postretirement benefits, and a $2.0 million decrease in insurance costs. These decreases were partially offset by a $2.5 million legal settlement benefit recognized in the prior year related to an oil spill in the Gulf of Mexico in 2010, and $2.4 million of costs incurred while the 31 franchised Jack in the Box restaurants taken back during the third quarter of 2017 were closed.

Interest expense, net, increased by $3.8 million in the third quarter due to increased leverage and a higher effective interest rate for 2017.

The tax rate for the third quarter of 2017 was 33.2 percent versus 36.0 percent for the third quarter of 2016. The lower tax rate was due primarily to state tax credits becoming usable as a result of overall increases in taxable income, including the impact of refranchising gains.

____________________________

(1) Restaurant operating margin and franchise margin are non-GAAP measures. These non-GAAP measures are reconciled to consolidated earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Capital Allocation

The company did not repurchase any shares of its common stock in the third quarter of 2017 due to the evaluation of potential alternatives with respect to Qdoba. Year-to-date through the third quarter, the company has repurchased approximately 3,220,000 shares at an average price of $101.59 per share for an aggregate cost of $327.2 million. The company currently has approximately $181.0 million remaining under stock buyback programs authorized by the company's Board of Directors that expire in November 2018.

The company also announced today that on August 3, 2017, its Board of Directors declared a quarterly cash dividend of $0.40 per share on the company’s common stock. The dividend is payable on September 5, 2017, to shareholders of record at the close of business on August 22, 2017.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending October 1, 2017. Fiscal 2017 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters. Fiscal 2016 was a 53-week year, with the additional week occurring in the fourth quarter.

Fourth quarter fiscal year 2017 guidance

  Same-store sales of flat to down 2.0 percent at Jack in the Box system restaurants versus a 2.0 percent increase in same-store sales in the year-ago quarter.
  Same-store sales of flat to down 2.0 percent at Qdoba company restaurants versus a 1.2 percent increase in the year-ago quarter.

  Fiscal year 2017 guidance
  Same-store sales increase of approximately 0.5 percent at Jack in the Box system restaurants.
  Same-store sales decrease of approximately 2.0 to 2.5 percent at Qdoba company restaurants.
  Commodity costs of approximately flat for both Jack in the Box and Qdoba.
  Consolidated restaurant operating margin of approximately 18.0 to 18.5 percent, depending on the timing of refranchising transactions and the margins associated with the restaurants sold.
  SG&A as a percentage of revenues of approximately 11.0 percent as compared to 12.7 percent in fiscal 2016.
  Impairment and other charges as a percentage of revenues of approximately 70 basis points, excluding restructuring charges.
  Approximately 20 to 25 new Jack in the Box restaurants opening system-wide, the majority of which will be franchise locations.
  Approximately 45 new Qdoba restaurants opening system-wide, of which approximately 25 are expected to be company locations.
  Capital expenditures of approximately $80 to $90 million.
  Tax rate of approximately 37.0 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $4.00 to $4.15 (which includes approximately $0.10 of costs related to the 31 franchised Jack in the Box restaurants taken back in the third quarter).

Conference call

The company will host a conference call for financial analysts and investors on Thursday, August 10, 2017, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on August 10, 2017.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 700 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A; the company's ability to execute its refranchising strategy; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; the company's ability to enhance shareholder value, including through potential alternatives with respect to Qdoba; food safety incidents or negative publicity impacting the reputations of the company's brands; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 9, 2017	July 3, 2016	July 9, 2017	July 3, 2016
Diluted earnings per share from continuing operations – GAAP	$1.25	$0.93	$3.46	$2.72
Restructuring charges	0.04	0.15	0.12	0.14
Gains from refranchising	(0.30)	(0.01)	(0.43)	(0.02)
Operating earnings per share – Non-GAAP	$0.99	$1.07	$3.15	$2.84

Restaurant operating margin and franchise margin are non-GAAP measures presented in the reconciliations below. These non-GAAP measures do not include an allocation of other operating expenses, such as selling, general and administrative expenses which include the costs of shared service functions such as accounting, finance and human resources, and other unallocated costs such as pension expense, share-based compensation and restructuring expense. As such, restaurant operating margin and franchise margin are not indicative of the overall results of the company and are considered non-GAAP financial measures. Management believes these non-GAAP financial measures provide important supplemental information to assist investors in understanding and analyzing the performance of the company's core business and operating results. The company encourages investors to rely upon its GAAP numbers, but includes these non-GAAP financial measures as a supplement to, not as a substitute for, earnings from operations, net earnings or other financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below are the reconciliations of non-GAAP restaurant operating margin and franchise margin to the most directly comparable GAAP measure, consolidated earnings from operations.

	12 Weeks Ended			12 Weeks Ended
	July 9, 2017			July 3, 2016
($ in thousands)	Jack in the Box	Qdoba	Consolidated	Jack in the Box	Qdoba	Consolidated
Earnings from operations - GAAP (1)			$66,981			$55,705
Other operating expenses:
Selling, general and administrative expenses			(38,365)			(42,768)
Impairment and other charges, net			(6,212)			(10,519)
Gains on the sale of company-operated restaurants			13,250			409
Total other operating expenses			$(31,327)			$(52,878)

Company restaurant operations:
Company restaurant sales	$157,772	$107,067	$264,839	$179,458	$99,371	$278,829
Food and packaging	(46,182)	(33,977)	(80,159)	(51,893)	(29,932)	(81,825)
Payroll and employee benefits	(46,486)	(28,412)	(74,898)	(50,654)	(26,256)	(76,910)
Occupancy and other	(34,644)	(27,072)	(61,716)	(36,446)	(22,672)	(59,118)
Restaurant operating margin (2) - Non-GAAP	$30,460	$17,606	$48,066	$40,465	$20,511	$60,976

Franchise operations:
Franchise rental revenues	$52,824	$25	$52,849	$52,849	$29	$52,878
Franchise royalties and other	35,505	4,653	40,158	32,186	5,045	37,231
Franchise occupancy expenses	(39,813)	(24)	(39,837)	(38,824)	(24)	(38,848)
Franchise support and other costs	(1,952)	(976)	(2,928)	(2,515)	(1,139)	(3,654)
Franchise margin (2) - Non-GAAP	$46,564	$3,678	$50,242	$43,696	$3,911	$47,607

Restaurant operating margin (2) as a % of company restaurant sales	19.3%	16.4%	18.1%	22.5%	20.6%	21.9%
Franchise margin (2) as a % of total franchise revenues			54.0%			52.8%

____________________________
(1)	Earnings from operations is the sum of total other operating expenses, restaurant operating margin and franchise margin.

(2)	Restaurant operating margin and franchise margin are non-GAAP measures. Refer to discussion regarding these non-GAAP measures above.

	40 Weeks Ended			40 Weeks Ended
	July 9, 2017			July 3, 2016
($ in thousands)	Jack in the Box	Qdoba	Consolidated	Jack in the Box	Qdoba	Consolidated
Earnings from operations - GAAP (1)			$205,748			$171,005
Other operating expenses:
Selling, general and administrative expenses			(129,861)			(155,535)
Impairment and other charges, net			(15,600)			(14,598)
Gains on the sale of company-operated restaurants			21,166			1,224
Total other operating expenses			$(124,295)			$(168,909)

Company restaurant operations:
Company restaurant sales	$576,618	$334,558	$911,176	$595,401	$308,441	$903,842
Food and packaging	(166,213)	(105,794)	(272,007)	(179,142)	(93,660)	(272,802)
Payroll and employee benefits	(171,198)	(93,380)	(264,578)	(167,744)	(83,210)	(250,954)
Occupancy and other	(121,723)	(87,607)	(209,330)	(121,522)	(74,822)	(196,344)
Restaurant operating margin (2) - Non-GAAP	$117,484	$47,777	$165,261	$126,993	$56,749	$183,742

Franchise operations:
Franchise rental revenues	$175,555	$84	$175,639	$175,126	$92	$175,218
Franchise royalties and other	112,993	15,360	128,353	105,611	16,241	121,852
Franchise occupancy expenses	(129,622)	(81)	(129,703)	(128,400)	(75)	(128,475)
Franchise support and other costs	(6,223)	(3,284)	(9,507)	(8,614)	(3,809)	(12,423)
Franchise margin (2) - Non-GAAP	$152,703	$12,079	$164,782	$143,723	$12,449	$156,172

Restaurant operating margin (2) as a % of company restaurant sales	20.4%	14.3%	18.1%	21.3%	18.4%	20.3%
Franchise margin (2) as a % of total franchise revenues			54.2%			52.6%

____________________________
(1)	Earnings from operations is the sum of total other operating expenses, restaurant operating margin and franchise margin.

(2)	Restaurant operating margin and franchise margin are non-GAAP measures. Refer to discussion regarding these non-GAAP measures above.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 9, 2017	July 3, 2016	July 9, 2017	July 3, 2016
Revenues:
Company restaurant sales	$264,839	$278,829	$911,176	$903,842
Franchise rental income	52,849	52,878	175,639	175,218
Franchise royalties and other	40,158	37,231	128,353	121,852
	357,846	368,938	1,215,168	1,200,912
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	80,159	81,825	272,007	272,802
Payroll and employee benefits	74,898	76,910	264,578	250,954
Occupancy and other	61,716	59,118	209,330	196,344
Total company restaurant costs	216,773	217,853	745,915	720,100
Franchise occupancy expense	39,837	38,848	129,703	128,475
Franchise support and other costs	2,928	3,654	9,507	12,423
Selling, general and administrative expenses	38,365	42,768	129,861	155,535
Impairment and other charges, net	6,212	10,519	15,600	14,598
Gains on the sale of company-operated restaurants	(13,250)	(409)	(21,166)	(1,224)
	290,865	313,233	1,009,420	1,029,907
Earnings from operations	66,981	55,705	205,748	171,005
Interest expense, net	11,433	7,613	35,091	22,699
Earnings from continuing operations and before income taxes	55,548	48,092	170,657	148,306
Income taxes	18,427	17,308	62,682	54,597
Earnings from continuing operations	37,121	30,784	107,975	93,709
Losses from discontinued operations, net	(770)	(595)	(2,601)	(1,617)
Net earnings	$36,351	$30,189	$105,374	$92,092

Net earnings per share — basic:
Earnings from continuing operations	$1.26	$0.94	$3.49	$2.75
Losses from discontinued operations, net	(0.03)	(0.02)	(0.08)	(0.05)
Net earnings per share (1)	$1.23	$0.92	$3.40	$2.70
Net earnings per share — diluted:
Earnings from continuing operations	$1.25	$0.93	$3.46	$2.72
Losses from discontinued operations, net	(0.03)	(0.02)	(0.08)	(0.05)
Net earnings per share (1)	$1.22	$0.91	$3.37	$2.67
Weighted-average shares outstanding:
Basic	29,474	32,642	30,976	34,073
Diluted	29,718	33,016	31,234	34,469

Dividends declared per common share	$0.40	$0.30	$1.20	$0.90

____________________________
(1)	Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	July 9, 2017	October 2, 2016
ASSETS
Current assets:
Cash	$7,560	$17,030
Accounts and other receivables, net	56,245	73,360
Inventories	7,418	8,229
Prepaid expenses	52,071	40,398
Assets held for sale	36,755	14,259
Other current assets	2,656	2,129
Total current assets	162,705	155,405
Property and equipment, at cost:	1,516,247	1,605,576
Less accumulated depreciation and amortization	(881,240)	(886,526)
Property and equipment, net	635,007	719,050
Intangible assets, net	14,776	14,042
Goodwill	172,963	166,046
Other assets, net	269,768	290,469
	$1,255,219	$1,345,012
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$60,115	$55,935
Accounts payable	34,857	40,736
Accrued liabilities	151,580	181,250
Total current liabilities	246,552	277,921
Long-term debt, net of current maturities	1,124,798	935,372
Other long-term liabilities	322,865	348,925
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,835,883 and 81,598,524 issued, respectively	818	816
Capital in excess of par value	450,830	432,564
Retained earnings	1,467,671	1,399,721
Accumulated other comprehensive loss	(167,876)	(187,021)
Treasury stock, at cost, 52,411,407 and 49,190,992 shares, respectively	(2,190,439)	(1,863,286)
Total stockholders’ deficit	(438,996)	(217,206)
	$1,255,219	$1,345,012

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	40 Weeks Ended
	July 9, 2017	July 3, 2016
Cash flows from operating activities:
Net earnings	$105,374	$92,092
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	69,527	70,314
Deferred finance cost amortization	2,707	2,049
Excess tax benefits from share-based compensation arrangements	(4,133)	(3,822)
Deferred income taxes	5,824	15,672
Share-based compensation expense	8,855	9,220
Pension and postretirement expense	3,242	10,374
Gains on cash surrender value of company-owned life insurance	(364)	(5,008)
Gains on the sale of company-operated restaurants	(21,166)	(1,224)
Losses on the disposition of property and equipment	2,186	2,295
Impairment charges and other	4,320	2,928
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	6,026	(16,333)
Inventories	1,000	(557)
Prepaid expenses and other current assets	(8,057)	(7,677)
Accounts payable	2,238	(7,466)
Accrued liabilities	(27,485)	1,534
Pension and postretirement contributions	(4,110)	(14,700)
Other	(6,077)	(2,992)
Cash flows provided by operating activities	139,907	146,699
Cash flows from investing activities:
Purchases of property and equipment	(47,210)	(74,971)
Purchases of assets intended for sale and leaseback	(3,248)	(5,593)
Proceeds from the sale and leaseback of assets	2,466	7,748
Proceeds from the sale of company-operated restaurants	62,923	1,434
Collections on notes receivable	1,426	3,237
Acquisition of franchise-operated restaurants	—	324
Proceeds from the sale of property and equipment	2,898	140
Other	(1,713)	(89)
Cash flows provided by (used in) investing activities	17,542	(67,770)
Cash flows from financing activities:
Borrowings on revolving credit facilities	638,500	576,000
Repayments of borrowings on revolving credit facilities	(400,000)	(376,000)
Principal repayments on debt	(43,162)	(19,651)
Dividends paid on common stock	(37,194)	(30,513)
Proceeds from issuance of common stock	5,166	5,093
Repurchases of common stock	(334,361)	(250,000)
Excess tax benefits from share-based compensation arrangements	4,133	3,822
Change in book overdraft	—	1,213
Cash flows used in financing activities	(166,918)	(90,036)
Effect of exchange rate changes on cash	(1)	11
Net decrease in cash	(9,470)	(11,096)
Cash at beginning of period	17,030	17,743
Cash at end of period	$7,560	$6,647

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 9, 2017	July 3, 2016	July 9, 2017	July 3, 2016
Revenues:
Company restaurant sales	74.0%	75.6%	75.0%	75.3%
Franchise rental revenues	14.8%	14.3%	14.5%	14.6%
Franchise royalties and other	11.2%	10.1%	10.6%	10.1%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	30.3%	29.3%	29.9%	30.2%
Payroll and employee benefits (1)	28.3%	27.6%	29.0%	27.8%
Occupancy and other (1)	23.3%	21.2%	23.0%	21.7%
Total company restaurant costs (1)	81.9%	78.1%	81.9%	79.7%
Franchise occupancy expenses (2)	75.4%	73.5%	73.8%	73.3%
Franchise support and other costs (3)	7.3%	9.8%	7.4%	10.2%
Selling, general and administrative expenses	10.7%	11.6%	10.7%	13.0%
Impairment and other charges, net	1.7%	2.9%	1.3%	1.2%
Gains on the sale of company-operated restaurants	(3.7)%	(0.1)%	(1.7)%	(0.1)%
Earnings from operations	18.7%	15.1%	16.9%	14.2%
Income tax rate (4)	33.2%	36.0%	36.7%	36.8%

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(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and margin, and restaurant costs and margin as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY RESTAURANT OPERATIONS DATA (Dollars in thousands) (Unaudited)

	12 Weeks Ended				40 Weeks Ended
	July 9, 2017		July 3, 2016		July 9, 2017		July 3, 2016
Jack in the Box:
Company restaurant sales	$157,772		$179,458		$576,618		$595,401
Company restaurant costs:
Food and packaging	46,182	29.3%	51,893	28.9%	166,213	28.8%	179,142	30.1%
Payroll and employee benefits	46,486	29.5%	50,654	28.2%	171,198	29.7%	167,744	28.2%
Occupancy and other	34,644	22.0%	36,446	20.3%	121,723	21.1%	121,522	20.4%
Total company restaurant costs	127,312	80.7%	138,993	77.5%	459,134	79.6%	468,408	78.7%
Restaurant operating margin (1)	$30,460	19.3%	$40,465	22.5%	$117,484	20.4%	$126,993	21.3%
Qdoba:
Company restaurant sales	$107,067		$99,371		$334,558		$308,441
Company restaurant costs:
Food and packaging	33,977	31.7%	29,932	30.1%	105,794	31.6%	93,660	30.4%
Payroll and employee benefits	28,412	26.5%	26,256	26.4%	93,380	27.9%	83,210	27.0%
Occupancy and other	27,072	25.3%	22,672	22.8%	87,607	26.2%	74,822	24.3%
Total company restaurant costs	89,461	83.6%	78,860	79.4%	286,781	85.7%	251,692	81.6%
Restaurant operating margin (1)	$17,606	16.4%	$20,511	20.6%	$47,777	14.3%	$56,749	18.4%

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(1)	Restaurant operating margin is a non-GAAP measure. This non-GAAP measure is reconciled to consolidated earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

The following table presents franchise revenues, costs and margin in each period:

SUPPLEMENTAL FRANCHISE OPERATIONS DATA (Dollars in thousands) (Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 9, 2017	July 3, 2016	July 9, 2017	July 3, 2016
Franchise rental revenues	$52,849	$52,878	$175,639	$175,218

Royalties	37,509	36,554	121,638	119,338
Franchise fees and other	2,649	677	6,715	2,514
Franchise royalties and other	40,158	37,231	128,353	121,852
Total franchise revenues	93,007	90,109	303,992	297,070

Rental expense	32,571	31,595	106,361	103,783
Depreciation and amortization	7,266	7,253	23,342	24,692
Franchise occupancy expenses	39,837	38,848	129,703	128,475
Franchise support and other costs	2,928	3,654	9,507	12,423
Total franchise costs	42,765	42,502	139,210	140,898
Franchise margin (1)	$50,242	$47,607	$164,782	$156,172
Franchise margin (1) as a % of franchise revenues	54.0%	52.8%	54.2%	52.6%

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(1)	Franchise margin is a non-GAAP measure. This non-GAAP measure is reconciled to consolidated earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

The following table provides information related to our operating segments in each period:

SUPPLEMENTAL SEGMENT REPORTING INFORMATION (In thousands) (Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 9, 2017	July 3, 2016	July 9, 2017	July 3, 2016
Revenues by segment:
Jack in the Box restaurant operations	$246,101	$264,493	$865,166	$876,138
Qdoba restaurant operations	111,745	104,445	350,002	324,774
Consolidated revenues	$357,846	$368,938	$1,215,168	$1,200,912
Earnings from operations by segment:
Jack in the Box restaurant operations	$59,423	$69,528	$220,485	$218,364
Qdoba restaurant operations	11,905	14,172	29,126	33,532
Shared services and unallocated costs	(17,597)	(28,404)	(65,029)	(82,115)
Gains on the sale of company-operated restaurants	13,250	409	21,166	1,224
Consolidated earnings from operations	66,981	55,705	205,748	171,005
Interest expense, net	11,433	7,613	35,091	22,699
Consolidated earnings from continuing operations and before income taxes	$55,548	$48,092	$170,657	$148,306
Total depreciation expense by segment:
Jack in the Box restaurant operations	$13,731	$14,877	$47,503	$50,409
Qdoba restaurant operations	4,875	4,536	16,274	14,403
Shared services and unallocated costs	1,608	1,401	5,222	4,936
Consolidated depreciation expense	$20,214	$20,814	$68,999	$69,748

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box ("JIB") and Qdoba company and franchise restaurants:

SUPPLEMENTAL RESTAURANT ACTIVITY INFORMATION (Unaudited)

	2017			2016
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	417	1,838	2,255	413	1,836	2,249
New	2	15	17	2	9	11
Refranchised	(118)	118	—	(1)	1	—
Acquired from franchisees	50	(50)	—	1	(1)	—
Closed	(11)	(6)	(17)	—	(6)	(6)
End of period	340	1,915	2,255	415	1,839	2,254
% of JIB system	15%	85%	100%	18%	82%	100%
Qdoba:
Beginning of year	367	332	699	322	339	661
New	18	13	31	26	11	37
Closed	(4)	(6)	(10)	(4)	(6)	(10)
End of period	381	339	720	344	344	688
% of Qdoba system	53%	47%	100%	50%	50%	100%
Consolidated:
Total system end of period	721	2,254	2,975	759	2,183	2,942
% of consolidated system	24%	76%	100%	26%	74%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291